Exhibit 10.14

June 12, 2015

Mr. Russell Cox

[address]
[address]

RE: Board Service Agreement

Dear Russ:

This letter sets forth the agreement between you and Aeglea BioTherapeutics, Inc. (the “Company”) regarding your Board service, effective as of June 15, 2015 (the “Effective Date”):

1. Appointment and Service as Board Member.

Your service as a member of the Board of Directors (the “Board”) of the Company is pursuant to the Voting Agreement dated as of March 10, 2015 among the Company and the investors and stockholders named therein (as amended from time to time, the “Voting Agreement”) and Article IV, Section B.3.2 of the Company’s Amended and Restated Certificate of Incorporation, and your continued service shall be subject to and in accordance with the terms and conditions of the Voting Agreement, as well as the applicable provisions of the Delaware General Corporation Law and the Company’s Bylaws.

You will serve as a member of the Board. You agree to allocate appropriate time to Company matters, as required by your duties as a Board member, and to spend time on-site at the Company’s facilities for meetings and other matters as reasonably requested by the Company, unless mutually agreed between you and the Board.

2. Compensation.

a. Annual Cash Retainer. Beginning upon the consummation of the Company’s initial public offering (the “IPO”), for so long as you serve as a member of the Board, you shall be paid a nonrefundable annual cash stipend of $35,000, payable quarterly following receipt of an invoice by Company, with the first payment of $8,750 due to you within 30 days of the closing of the IPO and subsequent payments of $8,750 due every three months thereafter during your service as a member of the Board.

b. Equity Grant. In addition, subject to approval by the Board, you will be granted as soon as practical after the Effective Date, a nonstatutory stock option to purchase 250,000 shares of the Company’s common stock (the “Option”).

The Option will be governed by a separate stock option agreement and the Company’s 2015

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Equity Incentive Plan (the “Plan”). The exercise price per share will be equal to the fair market value per share of the Company’s common stock on the grant date, as determined by the Board. As more fully set forth in your option agreement and the Plan, the Option will be subject to vesting such that, subject to your continued service on the Board, 1/36th of the shares subject to the Option shall vest monthly, beginning on the one month anniversary of the grant date; provided that if an Acquisition (as defined in the Plan) occurs during your continuous service to the Company as a member of the Board, the vesting of 100% of the shares subject to the Option shall accelerate in full.

c. Expense Reimbursement. The Company shall reimburse you for reasonable and documented expenses, including travel expenses, incurred by you in connection with your services hereunder, subject to the Company’s standard policies for such reimbursement, as in effect from time to time.

d. Periodic Compensation Review. The Board (or a committee of the Board) will periodically review your compensation as set forth herein including, without limitation, on the one-year anniversary of the Effective Date and in connection with the IPO.

e. Parachute Payment. In the event the benefits provided by this agreement (the “Payment”), when aggregated with any other payments or benefits received by you, would (1) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) , then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion , up to and including the total , of the Payment , whichever amount, after taking into account all applicable federal, state and local income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting a “parachute payment” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the following order: first the cancellation of the accelerated vesting of any stock awards, then the reduction of other benefits. In the event that accelerated vesting of your stock awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general tax purposes shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within seven business days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) at such earlier time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either

aegleabio.com   • Aeglea Biotherapeutics   • 901 MoPac Expressway South, Suite 250, Austin, TX 78746   • (512) 942-2935

before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

In the event the payment of any amounts pursuant to this agreement would result in your being subject to an Excise Tax (without giving effect to any reduction in such payments to the Reduced Amount), at your request in your sole discretion, the Company will use its commercially reasonable best efforts to obtain a vote of the stockholders of the Company approving such payments in the manner set forth in Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder such that the payments would not be subject to the Excise Tax if the required stockholder approval is obtained. In the event you so request that such a vote be taken, you agree to execute a waiver and enter into such additional agreements as may be reasonably requested by the Company in relation thereto, including, without limitation, agreeing that the portion of such payments that would otherwise, if made, result in your becoming liable for the Excise Tax will not be made if the required stockholder approval is not obtained.

3. Independent Contractor. Under this agreement, your relationship with the Company will be that of an independent contractor as you will not be an employee of the Company nor eligible to participate in regular employee benefit and compensation plans of the Company. You will not be eligible for any employee benefits, nor will the Company make deductions from your fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on you due to activities performed hereunder will be your sole responsibility. You acknowledge that the Company will not be responsible for the payment of any federal or state taxes that might be assessed with respect to the Annual Cash Retainer and the Option and you agree to be responsible for all such taxes.

4. Confidential Information. For purposes of this agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding the Company and its business, financial condition, products, techniques, customers, suppliers, technology or research and development that is disclosed to you or to which you have access in connection with performing services to the Company; (ii) any information or materials that you produce in connection with performing services to the Company; and (iii) the terms and conditions of this agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of yours; (b) was rightfully in your possession at the time of disclosure, without restriction as to use or disclosure; or (c) you rightfully receive from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. Without limitation on your fiduciary duties as a member of the Board of the Company, you agree to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing services to the Company, and not to disclose it to others. You further agree to take all actions reasonably necessary to protect the confidentiality of all Confidential Information.

aegleabio.com   • Aeglea Biotherapeutics   • 901 MoPac Expressway South, Suite 250, Austin, TX 78746   • (512) 942-2935

5. Miscellaneous. Each payment to you pursuant to this agreement shall be subject to withholding of any applicable taxes required to be withheld from such payment. By signing this agreement, you hereby represent to the Company that your entry into this agreement does not require the consent of any third party. This agreement, and all disputes arising under or related to it, shall be governed by the substantive law of the State of Texas. This agreement, and the rights and obligations of you and the Company hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon the Company and the Company’s successors and assigns. This agreement is personal to you and may not be assigned. Any assignment in contravention of this Section shall be null and void. In the event that any one or more of the provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This agreement (including Exhibit 1) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto). No provision of this agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

If the foregoing correctly conforms to your understanding of the agreement between you and the Company, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

AEGLEA BIOTHERAPEUTICS, INC.

/s/ David G. Lowe
David G. Lowe President and Chief Executive Officer

Accepted and agreed:

/s/ Russell Cox
Russell Cox

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